EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--97,
Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts):

We consent to the use in this Registration Statement No. 33-62037 of our opinion dated November 2, 1995, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--97, Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts ) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
November 2, 1995